Exhibit 2.1

En date du 15 juin 2021 / Dated June 15, 2021

TRAITE D'APPORT PARTIEL D'ACTIFS SOUMIS AU REGIME DES SCISSIONS

-

CONTRIBUTION AGREEMENT

ENTRE

(ENTERED INTO BY AND BETWEEN)

TALEND SA

ET

(AND)

TALEND SAS

TRAITE D'APPORT PARTIEL D'ACTIFS SOUMIS AU REGIME DES SCISSIONS

ENTRE LES SOUSSIGNÉES

TALEND SA, société anonyme de droit français au capital de 2.608.210,56 euros, dont le siège social est sis 5-7 rue Salomon de Rothschild, 92150 Suresnes (France), immatriculée au registre du commerce et des sociétés de Nanterre sous le numéro 484 175 252 (ci-après « Talend SA » ou la « Société Apporteuse »),

représentée par Christal Bemont, agissant en qualité de Directeur Général, dûment habilité(e) à l'effet des présentes,

D'UNE PART,

ET

TALEND SAS, société par actions simplifiée de droit français au capital de 2 euros, dont le siège social est sis 5-7 sur Salomon de Rothschild, 92150 Suresnes (France), immatriculée au registre du commerce et des sociétés de Nanterre sous le numéro 852 579 184 (ci-après « Talend SAS » ou la « Société Bénéficiaire »), représentée par Christal Bemont agissant en qualité de Président, dûment habilité(e) à l'effet des présentes,

D'AUTRE PART,

(la Société Apporteuse et la Société Bénéficiaire sont ci-après désignées ensemble les « Parties », et individuellement une « Partie »).

APRES AVOIR RAPPELE QUE :

(A)	La Société Apporteuse détient 100% du capital social et des droits de vote de la Société Bénéficiaire.

(B)	La Société Apporteuse fournit des logiciels et services dans les domaines de l'intégration de données et de l’intégrité des données (l’« Activité »).

CONTRIBUTION AGREEMENT

BETWEEN THE UNDERSIGNED

TALEND SA, société anonyme organized under French law, with a share capital of 2.608.210,56 euros, whose registered office is located: 5-7, Rue Salomon de Rothschild, 92150 Suresnes (France), registered with the trade and companies register of Nanterre under the number 484 175 252 (hereunder "Talend SA" or the "Contributing Company"), represented by Christal Bemont, acting as CEO, duly authorized for the purpose hereof,

ON THE ONE HAND,

AND

TALEND SAS, société par actions simplifiée organized under French law, with a share capital of 2 euros, whose registered office is located: 5-7, Rue Salomon de Rothschild, 92150 Suresnes (France), registered with the trade and companies register of Nanterre under the number 852 579 184 (hereunder "Talend SAS" or the "Beneficiary Company").

represented by Christal Bemont, acting as President, duly authorized for the purpose hereof,

ON THE OTHER HAND,

(the Contributing Company and the Beneficiary Company being together hereunder referred to as the "Parties" and each a "Party").

WHEREAS:

(A)	The Contributing Company holds 100% of the share capital and voting rights of the Beneficiary Company.

(B)	The Contributing Company provides software and services in the areas of data integration and data integrity (the “Business”).

(C)	Le 10 mars 2021, Talend SA a signé un protocole d’accord (memorandum of understanding, tel que modifié de temps à autres conformément à ses stipulations, le « MoU ») avec Tahoe Bidco (Cayman) LLC, une société indirectement contrôlée par Thoma Bravo (« Thoma Bravo »), un fonds d’investissement spécialisé dans les secteurs des logiciels et des services technologiques, en vertu duquel Thoma Bravo s’engage, à travers une offre publique d’achat régie par le droit américain et initiée par une société affiliée, à acquérir en numéraire, sous certaines conditions, la totalité des actions ordinaires et des American Depositary Shares (« ADS ») de Talend SA en circulation pour un montant de 66,00 dollars U.S. par action ordinaire et par ADS (chaque ADS représentant une action ordinaire) (l’« Offre Américaine »).

(D)	L’Offre Américaine a été initiée par Tahoe Bidco B.V., une société privée à responsabilité limitée, de droit néerlandais, affiliée à Thoma Bravo et établie sous la forme d’une besloten vennootschap met beperkte aansprakelijkheid,, dont le siège social est situé à Amsterdam, Pays-Bas, immatriculée à la Chambre de Commerce des Pays-Bas sous le numéro 82130795 («Tahoe Bidco B.V. »), au sens des textes applicables et conformément au MoU, le 11 juin 2021.

(E)	Sous réserve notamment du succès de l’Offre Américaine, et conformément au MoU, il est envisagé de mettre en œuvre un projet de réorganisation du groupe Talend à la suite du règlement-livraison de l’Offre Américaine (la « Réorganisation Post-Offre»), par la voie notamment de l’Apport et de la Fusion (tels que ces termes sont définis ci-après).

(F)	Ainsi, les Parties sont convenues que Talend SA apportera, selon les termes et sous les conditions prévues aux présentes, au profit de Talend SAS l’ensemble des actifs et passifs, droits et obligations de toute nature et autres rapports juridiques liés à son Activité, à l’exception des Eléments Exclus (tel que ce terme est défini ci-après) (les « Eléments Apportés » ou la « Branche d’Activité ») (l’« Apport »).

(C)	On March 10, 2021, Talend SA signed a memorandum of understanding (as amended from time to time in accordance with its terms, the “MoU”) with Tahoe Bidco (Cayman) LLC, a company indirectly controlled by Thoma Bravo (“Thoma Bravo”), an investment fund specialized in technological software and services, under which Thoma Bravo undertakes, through a tender offer governed by the laws of the United States of America and initiated by an affiliated company, to purchase with cash, under certain conditions, all ordinary shares and American Depositary Shares ("ADS") issued by Talend SA for USD 66.00 per ordinary share and per ADS (each ADS representing one ordinary share) (the "U.S. Offer").

(D)	The U.S. Offer was initiated by Tahoe Bidco B.V., a private company with limited liability organized under Dutch law, affiliated with Thoma Bravo, and incorporated as a besloten vennootschap met beperkte aansprakelijkheid, whose registered office is located in Amsterdam, Netherlands, registered with the Dutch Chamber of Commerce under the number 82130795 ("Tahoe Bidco B.V."), within the meaning of applicable law and in accordance with the MoU, on June 11, 2021.

(E)	Subject to, inter alia, the success of the U.S. Offer, and in accordance with the MoU, the implementation of a project to reorganize the Talend group is planned following the consummation of the U.S. Offer (the "Post-Offer Reorganization") by means of, inter alia, the Contribution and the Merger (as such terms are defined hereinafter).

(F)	Therefore, the Parties have agreed that Talend SA will contribute, under the terms and conditions set forth herein, to the benefit of Talend SAS, all of its assets and liabilities, rights and obligations of any kind, and other legal relationships related to its Business, except for the Excluded Assets and Liabilities (as this term is defined below) (the "Contributed Assets and Liabilities" or the "Business Branch") (branche d’activité) (the "Contribution").

(G)	Il est par ailleurs envisagé, dans le cadre de la Réorganisation Post-Offre, qu’aux termes d’un traité de fusion transfrontalière conclu à la date des présentes entre Talend SA et Tahoe AcquireCo B.V., une société privée à responsabilité limitée de droit néerlandais détenue par Tahoe Bidco B.V. (« Tahoe AcquireCo B.V. ») (le « Traité de Fusion »), sous la condition suspensive notamment du succès de l’Offre Américaine et de la réalisation de l’Apport, Tahoe AcquireCo B.V. et Talend SA procèderont à une fusion transfrontalière réalisée conformément aux dispositions de la directive (UE) 2017/1132 du Parlement Européen et du Conseil du 14 juin 2017 relative à certains aspects du droit des sociétés aux termes de laquelle Tahoe AcquireCo B.V. recevra l’intégralité des actifs et des passifs de Talend SA par voie d’un transfert universel de patrimoine, et Talend SA cessera d’exister (la « Fusion »).

(H)	A la date de réalisation juridique de la Réorganisation Post-Offre, Talend SAS sera contrôlée par Tahoe Bidco B.V.

(I)	Les Parties ont arrêté les termes du présent traité d'apport afin de fixer les conditions et modalités de l'Apport (le « Traité d’Apport »).

(G)	As part of the Post-Offer Reorganization, it is also planned that, pursuant to the terms of a cross-border merger plan entered into as of the date hereof between Talend SA and Tahoe AcquireCo B.V., a private company with limited liability organized under Dutch law and owned by Tahoe Bidco B.V. ("Tahoe AcquireCo B.V.") (the "Merger Plan"), under inter alia the condition precedent of the success of the U.S. Offer and the completion of the Contribution, Tahoe AcquireCo B.V. and Talend Sa shall proceed to a cross-border merger conducted pursuant to the provisions of the directive (UE) 2017/1132 of the European Parliament and Council dated June 14, 2017 as part of which Tahoe AcquireCo B.V. shall receive all the assets and liabilities of Talend SA by universal succession of title and Talend SA shall cease to exist (the "Merger").

(H)	On the date of the legal completion of the Post-Offer Reorganization, Talend SAS will be controlled by Tahoe Bidco B.V.

(I)	The Parties have agreed to this contribution agreement to set the terms and conditions of the Contribution (the "Contribution Agreement").

CECI EXPOSE, IL EST CONVENU ET ARRETE CE QUI SUIT:

1.	PRESENTATION DES PARTIES ET LIENS ENTRE ELLES

1.1	Présentation de la Société Apporteuse

La Société Apporteuse est une société anonyme soumise au droit français, dont le siège social est sis 5-7 rue Salomon de Rothschild, 92150 Suresnes (France), immatriculée au registre du commerce et des sociétés de Nanterre sous le numéro 484 786 249.

La Société Apporteuse a pour objet, tel que décrit à l’article 3 de ses statuts, soit directement, soit indirectement, notamment par l’intermédiaire de filiales ou de participations, en France et à l’étranger :

-	le développement, la recherche, la production, la commercialisation, l’achat, la vente, la location, l’après-vente de logiciels et/ou matériels informatiques,

-	la fourniture et la vente de prestations de services aux utilisateurs notamment en matière de formation, de démonstration, de méthodologie, de déploiement et d’utilisation,

-	la fourniture et la vente de ressources informatiques en combinaison ou non avec des logiciels ou des prestations de services,

-	la création, l’acquisition, la location, la prise en location-gérance de tous fonds de commerce, la prise à bail, l’installation, l’exploitation de tous établissements,

-	l’acquisition, l’exploitation ou la cession de tous droits de propriété intellectuelle ou industrielle ainsi que de tout savoir-faire dans le domaine informatique,

-	et, plus généralement, la participation à toute entreprise ou société créée ou à créer ainsi que la réalisation de toutes opérations juridiques, économiques, financières, industrielles, civiles et commerciales, mobilières ou immobilières, se rattachant directement ou indirectement, en tout ou en partie, à l’objet ci-dessus ou à tous autres objets similaires ou connexes.

THIS BEING SAID, IT IS AGREED AND DETERMINED AS FOLLOWS:

1.	PRESENTATION OF THE PARTIES AND THEIR RELATIONSHIP

1.1	Presentation of the Contributing Company

The Contributing Company is a société anonyme organized under French law, whose registered office is located: 5-7, Rue Salomon de Rothschild, 92150 Suresnes (France), registered with the trade and companies register of Nanterre under the number 484 786 249.

As described in Article 3 of its bylaws, the Contributing Company's purpose is to directly or indirectly, in particular through subsidiaries or shareholdings, in France and abroad:

-	the development, research, production, marketing, purchase, sale, rental, after-sales service of software and/or IT equipment,

-	the supply and sale of user services including in particular training, demonstration, methodology, rollout and use,

-	the supply and sale of IT resources, whether combined or not with software or service delivery,

-	the creation, acquisition, rental, lease-management of all business assets or facilities, lease, installation, operation of all establishments,

-	the acquisition, use or sale of all intellectual or industrial property rights as well as any expertise in the field of information technology,

-	and, more generally, investing in any enterprise or company created or to-be-created as well as carrying out any legal, economic, financial, industrial, civil and commercial transactions, whether in movable property or real estate, directly or indirectly relating, in whole or in part, to the aforementioned purpose or to other similar or related purposes.

À  la date des présentes, le capital social de la Société Apporteuse est de 2.608.210,56 euros divisé en 32.602.632 actions ordinaires de 0,08 euro de nominal chacune, intégralement libérées et toutes de même catégorie.

Les ADS de la Société Apporteuse sont admises aux négociations sur le National Association of Securities Dealers Automated Quotation (Nasdaq) Stock Market.

L'exercice social de la Société Apporteuse commence le 1er janvier et finit le 31 décembre de chaque année.

La Société Apporteuse a mis en place des plans d'intéressement permettant à ses dirigeants et/ou ses employés de souscrire à des actions gratuites, des bons de souscription de parts de créateur d'entreprise (BSPCE), des bons de souscription d'actions (BSA) et des options de souscription d'actions.

La liste de ces plans est jointe en Annexe 1.1 (a).

Le capital social de la Société Apporteuse est susceptible d’évoluer entre la date du présent Traité d’Apport et la Date de Réalisation (telle que définie ci-dessous), en conséquence d’opérations relatives à l’exercice des actions gratuites, bons de souscription d’actions et options de souscription d’actions susvisés.

La Société Apporteuse a également procédé à un emprunt émis hors de France régi par le droit américain réalisé via l’émission d’obligations convertibles le 13 septembre 2019, d’un montant nominal principal global de 125.000.000 euros et le 24 septembre 2019 d’un montant additionnel global de 14.750.000 euros. Cet emprunt obligataire sera transféré à la Société Bénéficiaire dans le cadre de l’Apport.

As of this date, the share capital of the Contributing Company is 2,608,210.56 euros divided in 32,602,632 ordinary shares, each with a par value of 0.08 euro, fully paid and all of the same class.

The ADS of the Contributing Company are admitted to trading on the National Association of Securities Dealers Automated Quotation (Nasdaq) Stock Market.

The fiscal year of the Contributing Company starts on January 1st and ends on December 31st of each year.

The Contributing Company has implemented incentive plans allowing its officers and/or its employees to subscribe free shares, warrants for the subscription of business creator shares (bons de souscription de parts de créateur d'entreprise (BSPCE)), stock subscription warrants (BSA) and stock options.

The list of those plans is attached as Schedule 1.1.(a).

The share capital of the Contributing Company can change between the date of this Contribution Agreement and the Completion Date (as defined hereunder), following transactions resulting from the exercise of the free shares, the stock subscription warrants, and the stock options mentioned above.

The Contributing Company has also proceeded to a loan issued outside of France, governed by the laws of the United States of America, through the issuance of convertible bonds on September 13, 2019, for a principal aggregate nominal amount of 125,000,000 euros and on September 24, 2019 for an additional aggregate amount of 14,750,000 euros. This bond loan will be transferred to the Beneficiary Company in the context of the Contribution.

A la date du présent Traité d'Apport, la Société Apporteuse n'a pas émis ni consenti de titres, de valeurs mobilières donnant accès ou non à son capital ou de droits donnant accès à son capital, et plus généralement de droits particuliers ou d’avantages particuliers autres que ceux mentionnés ci-dessus.

Les statuts de la Société Apporteuse en vigueur à la date des présentes sont joints en en Annexe 1.1 (c).

1.2	Présentation de la Société Bénéficiaire

La Société Bénéficiaire est une société par actions simplifiée soumise au droit français, dont le siège social est sis 5-7 rue Salomon de Rothschild, 92150 Suresnes (France), immatriculée au registre du commerce et des sociétés de Nanterre sous le numéro 852 579 184.

La Société Bénéficiaire a pour objet, tel que décrit à l’article 3 de ses statuts, soit directement, soit indirectement, notamment par l’intermédiaire de filiales ou de participations, en France et à l’étranger :

-	le développement, la recherche, la production, la commercialisation, l’achat, la vente, la location, l’après-vente de logiciels et/ou matériels informatiques,

-	la fourniture et la vente de prestations de services aux utilisateurs notamment en matière de formation, de démonstration, de méthodologie, de déploiement et d’utilisation,

-	la fourniture et la vente de ressources informatiques en combinaison ou non avec des logiciels ou des prestations de services,

As of the date of this Contribution Agreement, the Contributing Company has not issued or granted any securities, securities giving access or not to its share capital or rights giving access to its share capital, and more generally any special rights or benefits, other than those mentioned above.

The bylaws of the Contributing Company in effect on the date hereof are attached as Schedule 1.1.(c).

1.2	Presentation of the Beneficiary Company

The Beneficiary Company is a société par actions simplifiée organized under French Law, whose registered office is located at: 5-7, Rue Salomon de Rothschild, 92150 Suresnes (France), registered with the trade and companies register of Nanterre under the number 852 579 184.

As described in Article 3 of its bylaws, the Beneficiary Company's purpose is directly or indirectly, in particular through subsidiaries or shareholdings, in France and abroad:

-	the development, research, production, marketing, purchase, sale, rental, after-sales service of software and/or IT equipment,

-	the supply and sale of user services including in particular training, demonstration, methodology, rollout and use,

-	the supply and sale of IT resources, whether combined or not with software or service delivery,

-	the creation, acquisition, rental, lease-management of all business assets or facilities, lease, installation, operation of all establishments,

-	la création, l’acquisition, la location, la prise en location-gérance de tous fonds de commerce, la prise à bail, l’installation, l’exploitation de tous établissements,

-	l’acquisition, l’exploitation ou la cession de tous droits de propriété intellectuelle ou industrielle ainsi que de tout savoir-faire dans le domaine informatique,

-	et, plus généralement, la participation à toute entreprise ou société créée ou à créer ainsi que la réalisation de toutes opérations juridiques, économiques, financières, industrielles, civiles et commerciales, mobilières ou immobilières, se rattachant directement ou indirectement, en tout ou en partie, à l’objet ci-dessus ou à tous autres objets similaires ou connexes.

À  la date des présentes, le capital social de la Société Bénéficiaire est de deux euros divisé en deux actions ordinaires de un euro de nominal chacune, intégralement libérées et toutes de même catégorie.

La Société Bénéficiaire n’a émis aucune obligation ni aucune autre valeur mobilière donnant accès ou non, directement ou indirectement, à son capital.

A la date du présent Traité d'Apport, la Société Bénéficiaire n'a pas consenti de droits particuliers (autres que les actions décrites ci-dessus) ou d’avantages particuliers aux associés ou à tout autre porteur de titres.

L'exercice social de la Société Bénéficiaire commence le 1er janvier et finit le 31 décembre de chaque année.

Les statuts de la Société Bénéficiaire en vigueur à la date des présentes sont joints en Annexe 1.2.

-	the acquisition, use or sale of all intellectual or industrial property rights as well as any expertise in the field of information technology,

-	and, more generally, investing in any enterprise or company created or to-be-created as well as carrying out any legal, economic, financial, industrial, civil and commercial transactions, whether in movable property or real estate, directly or indirectly relating, in whole or in part, to the aforementioned purpose or to other similar or related purposes.

As of this date, the share capital of the Beneficiary Company is two euros divided in two ordinary shares, each with a par value of one euro, fully paid and all of the same class.

The Beneficiary Company has neither issued any bond nor any other security giving access or not, directly or indirectly, to its share capital.

As of the date of this Contribution Agreement, the Beneficiary Company has not granted any special right (other than the shares described above) or benefit to its shareholders or to any other security holders.

The fiscal year of the Beneficiary Company starts on January 1st and ends on December 31st of each year.

The bylaws of the Beneficiary Company in effect on the date hereof are attached as Schedule 1.2.

1.3       Liens entre les Parties

La Société Apporteuse détient l'intégralité des actions composant le capital social de la Société Bénéficiaire.

La Société Bénéficiaire ne détient aucune participation dans le capital social de la Société Apporteuse.

À la date des présentes, certains dirigeants de la Société Apporteuse exercent des fonctions en qualité de mandataire social au sein de la Société Bénéficiaire. Les extraits K-bis de la Société Apporteuse et de la Société Bénéficiaire sont joints en Annexe 1.3.

2.       MOTIFS ET BUTS DE L'APPORT

Ainsi qu'il est énoncé en préambule du présent Traité d'Apport, le présent Apport par la Société Apporteuse au profit de la Société Bénéficiaire s’inscrit dans le cadre d’un projet de réorganisation global du groupe Talend, comprenant notamment l'Apport et la Fusion, qui serait mis en œuvre en cas succès de l’Offre Américaine.

L’Apport est la première étape de ce projet de réorganisation global et a pour objectif, préalablement à la Fusion, de filialiser les activités de Talend SA au sein de Talend SAS afin de maintenir les activités, employés et actifs du groupe Talend dans leurs pays actuels respectifs (que ce soit en France, aux Etats-Unis ou dans tout autre pays). L'Apport sera en effet suivi de la Fusion, au résultat de laquelle la Société Apporteuse sera absorbée par Tahoe AcquireCo B.V.. Tahoe AcquireCo B.V. détiendrait donc 100 % du capital social de la Société Bénéficiaire.

1.3       Relationship between the Parties

The Contributing Company holds all the shares composing the share capital of the Beneficiary Company.

The Beneficiary Company does not hold any interest in the share capital of the Contributing Company.

As of the date hereof, some executives of the Contributing Company hold positions as corporate officers within the Beneficiary Company. The certificates of incorporation of the Contributing Company and of the Beneficiary Company are attached in Schedule 1.3.

2.	REASONS AND PURPOSES OF THE CONTRIBUTION

As stated in the recitals of this Contribution Agreement, this Contribution by the Contributing Company to the Beneficiary Company is part of a global reorganization project of the Talend group, including, among others, the Contribution and the Merger, which would be implemented in the event of the success of the U.S. Offer.

The Contribution is the first step of this global reorganization project and its objective, prior to the Merger, is to spin-off Talend SA's activities into Talend SAS in order to maintain the activities, employees and assets of the Talend group in their respective current countries (whether in France, the United States or any other country). The Contribution will be followed by the Merger, as a result of which the Contributing Company will be merged with and into Tahoe AcquireCo B.V. Tahoe AcquireCo B.V. would therefore hold 100% of the share capital of the Beneficiary Company.

3.	AUTORISATIONS SOCIALES - INSTANCES REPRESENTATIVES DU PERSONNEL - COMMISSAIRE A LA SCISSION

3.1       Autorisations sociales

Le conseil d’administration de la Société Apporteuse, lors de sa réunion qui s’est tenue le 15 juin 2021, a arrêté les termes du présent Traité d’Apport, autorisé sa signature et délégué à la Directrice Générale de Talend SA, avec faculté de subdélégation, tous les pouvoirs à l'effet de finaliser, reproduire toute mention, signer, parapher le Traité d’Apport, la déclaration de conformité prévue à l'article L. 236-6 du Code de commerce et tout autre document nécessaire ou utile à la réalisation de l’Apport et, plus généralement, faire tout le nécessaire pour permettre la réalisation de l’Apport.

Les Parties n'entendent pas appliquer le régime « simplifié » des apports partiels d'actifs soumis au régime des scissions prévu aux alinéas 2 et 3 de l'article L. 236-22 du Code de commerce.

Le Président de Talend SAS a arrêté les termes du présent Traité d’Apport par décision en date du 15 juin 2021.

L'approbation de l’Apport sera soumise à l'assemblée générale extraordinaire de Talend SA.

L'approbation de l'Apport sera soumise à l’associé unique de Talend SAS.

3.2	Instances représentatives du personnel

Le comité social et économique de la Société Apporteuse a été informé et consulté sur le projet d’Apport et a émis un avis sur ce projet lors de sa réunion en date du 27 avril 2021.

3.	CORPORATE AUTHORISATIONS - STAFF REPRESENTATIVE BODIES - DEMERGER APPRAISER

3.1       Corporate authorisations

The board of directors of the Contributing Company, at its meeting held on June 15, 2021, agreed on the terms of this Contribution Agreement, authorized its execution and delegated to the Chief Executive Officer of Talend SA, with the right to sub-delegate, all powers to finalize, reproduce any and all references, sign and initial the Contribution Agreement, the declaration of compliance provided for in Article L. 236-6 of the French Commercial Code and any other document necessary or useful to complete the Contribution and, in general, to do all that is necessary to allow the Contribution to be completed.

The Parties do not intend to submit the Contribution to the "simplified" regime for contributions subject to the regime for demergers provided for in paragraphs 2 and 3 of Article L. 236-22 of the French Commercial Code.

The Chairman of Talend SAS has approved the terms of this Contribution Agreement by decision dated June 15, 2021.

Approval of the Contribution will be submitted to the extraordinary general meeting of Talend SA.

Approval of the Contribution will be submitted to the sole shareholder of Talend SAS.

3.2       Staff representative bodies

The social and economic committee of the Contributing Company was informed and consulted on the proposed Contribution and issued an opinion on the proposal at its meeting on April 27, 2021.

3.3	Commissaires à la scission

Sur requête conjointe des Parties, Monsieur Christophe Bonte, exerçant au sein du Cabinet Grant Thornton France, au 29 Rue du Pont, 92200 Neuilly-sur-Seine, a été désigné par le Tribunal de commerce de Nanterre le 27 avril 2021 en qualité de Commissaire à la scission dans le cadre de l’Apport.

Monsieur Christophe Bonte a également été désigné par le Tribunal de commerce de Nanterre, le 27 avril 2021, en qualité de Commissaire à la fusion dans le cadre de la Fusion.

4.	COMPTES UTILISÉS POUR ÉTABLIR LES MODALITES DE L'APPORT

Les termes et conditions de l'Apport ont été établis sur la base :

(i)	des comptes annuels de la Société Apporteuse au 31 décembre 2020, tels qu'arrêtés par le Conseil d'administration de la Société Apporteuse le 29 avril 2021 et certifiés par ses commissaires aux comptes, et

(ii)	des comptes annuels de la Société Bénéficiaire au 31 décembre 2020, tels qu'arrêtés par le Président de la Société Bénéficiaire le 21 mai 2021,

figurant en Annexe 4 des présentes.

En application des dispositions de l'article R. 236-3 du Code de commerce, les comptes sociaux certifiés de la Société Apporteuse au 31 décembre 2020 tels qu’arrêtés par son Conseil d’Administration, les comptes annuels approuvés des deux exercices précédents ainsi que le rapport de gestion présentés à l’assemblée de la Société Apporteuse lors de la prochaine assemblée au titre de l'exercice 2020 et les rapports de gestion des deux exercices précédents, seront mis à disposition des actionnaires de la Société Apporteuse trente jours au moins avant la date de l'assemblée générale appelée à se prononcer sur l’Apport.

3.3	Demerger Appraiser

At the joint request of the Parties, Mr. Christophe Bonte, working for Grant Thornton France at 29 rue du Pont, 92200 Neuilly-sur-Seine (France), has been appointed by the Commercial Court of Nanterre on April 27, 2021, as the demerger appraiser (Commissaire à la fusion) for the Contribution.

Mr. Christophe Bonte has also been appointed by the Commercial Court of Nanterre on April 27, 2021, as merger Appraiser for the Merger.

4.	ACCOUNTS USED TO ESTABLISH THE TERMS OF THE CONTRIBUTION

The terms and conditions of the Contribution have been established on the basis of:

(i)	the annual financial statements of the Contributing Company as of December 31, 2020, as approved by the Board of Directors of the Contributing Company on April 29, 2021, and certified by its statutory auditors, and

(ii)	the annual financial statements of the Beneficiary Company as of December 31, 2020, as approved by the Chairman of the Beneficiary Company on May 21, 2021,

set forth Schedule 4 hereto.

Pursuant to the provisions of Article R. 236-3 of the French Commercial Code, the certified financial statements of the Contributing Company as of December 31, 2020, as approved by its Board of Directors, the approved annual financial statements for the two preceding years and the management report presented to the next meeting of the Contributing Company in respect of the 2020 financial year and the management reports for the two preceding years, will be made available to the shareholders of the Contributing Company at least thirty days before the date of the general meeting called to vote on the Contribution.

De même, les comptes sociaux arrêtés et certifiés de la Société Bénéficiaire au 31 décembre 2020, ainsi que le rapport de gestion y afférent, seront mis à disposition de l'associé unique de la Société Bénéficiaire trente jours au moins avant la date de la décision de l'associé unique appelé à se prononcer sur l’Apport, étant précisé que la Société Bénéficiaire, n'ayant été constituée que le 18 juillet 2019, n'a procédé qu'à un seul arrêté comptable à la date des présentes.

5.	RÉGIME JURIDIQUE

Les Parties sont convenues d'un commun accord de soumettre l'Apport au régime juridique des scissions prévu aux articles L. 236-16 à L. 236-21 du Code de commerce, conformément à la faculté offerte à L. 236-22 du Code de commerce.

Il est rappelé que les Parties n'entendent pas appliquer le régime « simplifié » des apports partiels d'actifs soumis au régime des scissions prévu aux alinéas 2 et 3 de l'article L. 236-22 du Code de commerce.

En conséquence, l’Apport emportera transmission universelle, au profit de la Société Bénéficiaire, de l’ensemble des éléments actifs et passifs, droits et obligations de toute nature et autres rapports juridiques de la Société Apporteuse liés à la Branche d’Activité et la Société Bénéficiaire sera substituée dans tous les droits et obligations de la Société Apporteuse liés à la Branche d’Activité à compter de la Date de Réalisation.

Conformément aux dispositions de l'article L. 236-21 du Code de commerce, les Parties conviennent expressément de déroger aux dispositions de l'article L. 236-20 du Code de commerce. Ainsi, la Société Bénéficiaire ne sera tenue que des passifs de la Société Apporteuse mis à charge et ne sera pas débitrice solidaire des autres dettes de la Société Apporteuse. Cette dernière ne restera pas débitrice solidaire des dettes transmises à la Société Bénéficiaire.

Likewise, the approved and certified financial statements of the Beneficiary Company as of December 31, 2020, as well as the related management report, shall be made available to the sole shareholder of the Beneficiary Company at least thirty days before the date of the decision of the sole shareholder called upon to decide on the Contribution, it being specified that the Beneficiary Company, having been incorporated only on July 18, 2019, has only carried out one financial statement as at the date hereof.

5.	LEGAL REGIME

The Parties agreed to apply the legal regime for demergers to the Contribution as provided for in Articles L. 236-16 to L. 236-21 of the French Commercial Code, in accordance with the option provided for in Article L. 236-22 of the French Commercial Code.

It is reminded that the Parties do not intend to apply the "simplified" regime for contributions subject to the regime for demergers provided for in paragraphs 2 and 3 of Article L. 236-22 of the French Commercial Code.

Accordingly, the Contribution shall entail universal transfer to the Beneficiary Company of all the assets and liabilities, rights and obligations of any kind and other legal relationships of the Contributing Company relating to the Business Branch and the Beneficiary Company shall be substituted in all the rights and obligations of the Contributing Company relating to the Business Branch as of the Completion Date.

Pursuant to the provisions of Article L. 236-21 of the French Commercial Code, the Parties expressly agree to waive the provisions of Article L. 236-20 of the French Commercial Code. Thus, the Beneficiary Company will only be liable for the liabilities of the Contributing Company assumed and will not be jointly and severally liable for the other debts of the Contributing Company. The latter will not remain jointly and severally liable for the debts transferred to the Beneficiary Company.

En conséquence, les créanciers de la Société Apporteuse et ceux de la Société Bénéficiaire dont la créance est antérieure à la publication du Traité d'Apport pourront former opposition à ce projet dans un délai de trente (30) jours calendaires à compter de la dernière publication, tel que prévue à l'article R. 236-8 du Code de commerce.

6.	METHODE D'ÉVALUATION COMPTABLE DE L'APPORT

Conformément aux dispositions du règlement n° 2017-01 du 5 mai 2017 de l’Autorité des normes comptables modifiant l’annexe du règlement ANC N°2014-03 du 15 juin 2014 relatif au plan comptable général modifié, dans la mesure où le présent Apport porte sur une branche autonome d'activité au sens de la réglementation comptable et s’inscrit dans le cadre d’une opération impliquant des sociétés sous contrôle commun au sens dudit règlement, les Eléments Apportés seront transférés à leur valeur nette comptable à la Date d’Effet (tel que ce terme est défini ci-dessous), étant observé que les éléments d’actif et de passif seront apportés dans l’état où ils se trouveront à la Date de Réalisation (tel que ce terme est défini ci-dessous).

7.	DATE DE RÉALISATION ET DATE D'EFFET - CONDITION SUSPENSIVE

La réalisation définitive de l’Apport interviendra dès lors que les conditions suspensives suivantes auront été satisfaites ou auront fait l'objet d'une renonciation (la « Date de Réalisation ») :

As a result, the creditors of the Contributing Company and those of the Beneficiary Company whose claims predate the publication of the Contribution Agreement may object to this project within a period of thirty (30) calendar days as from the last publication, as provided for in Article R. 236-8 of the French Commercial Code.

6.	METHOD OF ACCOUNTING VALUATION OF THE CONTRIBUTION

In accordance with the provisions of Regulation No. 2017-01 of the French Accounting Standards Authority (Autorité des normes comptables) of May 5, 2017, amending the appendix to Regulation No. 2014-03 of the French Accounting Standards Authority of June 15, 2014, relating to the amended French general chart of accounts (Plan comptable général), insofar as this Contribution relates to an autonomous business branch (branche d’activité) within the meaning of accounting regulations and is part of a transaction involving companies under common control within the meaning of the said regulation, the Contributed Assets and Liabilities will be transferred at their net book value on the Effective Date (as defined below), it being noted that the assets and liabilities will be contributed in the same condition as they will be on the Completion Date (as defined below).

7.	COMPLETION DATE AND EFFECTIVE DATE - CONDITION PRECEDENT

The Contribution will be completed when the following conditions precedent have been met or waived (the "Completion Date"):

-	la réalisation de l’Offre Américaine et de l’offre subséquente (subsequent offering period) ;

-	l’approbation par l’assemblée générale extraordinaire de la Société Apporteuse de l’Apport, de son évaluation et de sa rémunération ;

-	l’approbation par l’associé unique de la Société bénéficiaire de l’Apport de son évaluation et de sa rémunération ;

Si ces conditions ne sont pas satisfaites (ou qu’il n’y est pas renoncé) au plus tard six (6) mois à compter de l’accomplissement des publications légales liées à la Fusion telles que prévues à l’article 16.2 du Traité de Fusion, le présent projet d'Apport serait considéré de plein droit comme caduc, sans qu’il y ait lieu à indemnité de part ou d’autre.

Les Conditions Suspensives énumérées ci-dessus sont stipulées au bénéfice des deux Parties et celles-ci ne pourront y renoncer que d’un commun accord et sous réserve que cela soit permis par les lois et règlements applicables.

Conformément aux dispositions des articles L. 236-4 et R. 236-1 du Code de commerce, il est précisé que le présent Apport aura un effet rétroactif au 1er janvier 2021 (la « Date d’Effet »). En conséquence, les opérations réalisées entre la Date d’Effet et la Date de Réalisation par la Société Apporteuse, dans le cadre de l'exploitation des éléments transmis, seront considérées de plein droit comme étant faites pour le compte de la Société Bénéficiaire.

8.	PROPRIÉTÉ

La Société Bénéficiaire, à compter de la Date de Réalisation, aura la pleine propriété des biens et sera titulaire des droits apportés, composant la Branche d’Activité, en ce compris ceux qui auraient été omis dans le Traité d'Apport ou dans la comptabilité de la Société Apporteuse.

-	the consummation of the U.S. Offer and of the subsequent offering period;

-	the approval by the extraordinary general meeting of the Contributing Company of the Contribution, its valuation and its remuneration;

-	the approval by the sole shareholder of the Beneficiary Company of the Contribution, its valuation and its remuneration;

If these conditions are not met (or waived) by at the latest six (6) months after the announcement of the Merger referred to in section 16.2 of the Merger Plan, this Contribution Agreement draft shall be deemed to have lapsed, without any right to compensation on either side.

The above-mentioned Conditions Precedent are provided for the benefit of both Parties and may only be waived by mutual agreement and subject to applicable laws and regulations.

Pursuant to the provisions of Articles L. 236-4 and R. 236-1 of the French Commercial Code, it is specified that this Contribution shall apply retroactively to January 1st, 2021 (the "Effective Date"). Consequently, transactions carried out between the Effective Date and the Completion Date by the Contributing Company in connection with the operation of the transferred assets, shall be deemed to have been carried out on behalf of the Beneficiary Company.

8.	OWNERSHIP

As of the Completion Date, the Beneficiary Company shall have full ownership of the assets and shall own the rights contributed as part of the Business Branch, including those that may have been omitted in the Contribution Agreement or in the books of the Contributing Company.

D'une manière générale, la Société Bénéficiaire sera subrogée, purement et simplement, dans tous les droits, actions, obligations et engagements divers de la Société Apporteuse dans la mesure où ces droits, obligations et engagements se rapportent à la Branche d’Activité.

La Société Bénéficiaire accepte de prendre, à compter de la Date de Réalisation, l'ensemble des actifs et passifs, droits et obligations de toute nature et autres rapports juridiques se rapportant à la Branche d’Activité dans l'état où ils se trouveront et comme tenant lieu de ceux désignés dans le présent Traité d'Apport. Ainsi, tous accroissements, tous droits et investissements nouveaux, tous frais généraux, toutes charges et dépenses quelconques afférentes à la Branche d’Activité nés ou engagés par la Société Apporteuse depuis la Date d'Effet incomberont à la Société Bénéficiaire.

9.	DÉSIGNATION DES APPORTS - EVALUATION

9.1	Principe général

La Société Apporteuse apporte à la Société Bénéficiaire, qui l'accepte, sous les seules conditions et garanties ci-après stipulées, tous les éléments actifs et passifs, droits et obligations de toute nature et autres rapports juridiques qui composeront la Branche d’Activité à la Date de Réalisation.

A cet égard, les Parties reconnaissent que l’Annexe 9.1 présente une liste d’éléments exclus de l’Apport qui ne se rapportent pas à la Branche d’Activité transférée (les « Eléments Exclus ») qui ne seront pas repris par la Société Bénéficiaire et resteront intégralement exploités ou supportés par la Société Apporteuse.

Generally speaking, the Beneficiary Company shall be subrogated, purely and simply, to all the rights, shares, obligations and various commitments of the Contributing Company insofar as these rights, obligations and commitments relate to the Business Branch.

The Beneficiary Company agrees to take, as of the Completion Date, all the assets and liabilities, rights and obligations of any kind and other legal relationships relating to the Business Branch in the state in which they shall be and as being in lieu of those designated in this Contribution Agreement. Thus, all increases, all new rights and investments, all overheads, all charges and expenses whatsoever relating to the Business Branch created or incurred by the Contributing Company since the Effective Date shall be the responsibility of the Beneficiary Company.

9.	LISTING OF THE ASSETS AND LIABILITIES CONTRIBUTED - VALUATION

9.1	General principle

The Contributing Company transfers to the Beneficiary Company, which accepts it, subject to the terms and guarantees as provided hereinafter, all the assets and liabilities, rights and obligations of any kind and other legal relationships composing the Business Branch at Completion Date.

In this regard, the Parties acknowledge that Schedule 9.1 provides a list of elements excluded from the Contribution as they do not relate to the transferred Business Branch (the "Excluded Assets and Liabilities") which will not be taken over by the Beneficiary Company and will remain fully operated or supported by the Contributing Company.

Au 31 décembre 2020, l'actif et le passif de la Branche d’Activité comprenaient les éléments ci-après énumérés, étant précisé que l'énumération ci-dessous n'a qu'un caractère indicatif et non limitatif, l'ensemble des éléments se rapportant à la Branche d’Activité devant être intégralement transmis à la Société Bénéficiaire dans l'état où ils se trouveront à la Date de Réalisation.

Les énonciations des présentes ne sauraient donc avoir pour effet d'empêcher la transmission et la remise à la Société Bénéficiaire de biens, droits ou d'obligations non désignés (ou insuffisamment désignés) dès lors que lesdits biens, droits ou obligations se rapportent à l’actif et au passif de la Société Apporteuse.

Tout produit ou revenu afférent à la Branche d'Activité qui, postérieurement à la Date de Réalisation de l'Apport, serait perçu par la Société Apporteuse en lieu et place de la Société Bénéficiaire devra être remboursé à l'euro l'euro par la Société Apporteuse à la Société Bénéficiaire, étant précisé que dans chacun des cas, les sommes ainsi perçues devront être remboursées à la Société Bénéficiaire dans les dix (10) Jours Ouvrés suivant leur réception par la Société Apporteuse.

Par ailleurs, les éléments d'actif et de passif apportés seront évalués à leur valeur nette comptable au 31 décembre 2020.

9.2	Eléments d'actif apportés

Sur la base des comptes annuels au 31 décembre 2020, les actifs apportés en application du présent Traité d’Apport s'élèvent à :

As of December 31, 2020, the assets and liabilities of the Business Branch included the elements listed below, it being specified that the list below is only indicative and not exhaustive, and that all the elements relating to the Business Branch must be transferred in full to the Beneficiary Company in the state they shall be in on the Completion Date.

The provisions hereof shall therefore not have the effect of preventing the transfer and delivery to the Beneficiary Company of undesignated (or insufficiently designated) assets, rights or obligations provided that said assets, rights or obligations relate to the assets and liabilities of the Contributing Company.

Any income or revenue relating to the Business Branch which, after the Completion Date of the Contribution, would be received by the Contributing Company in lieu of the Beneficiary Company shall be reimbursed on a euro per euro basis by the Contributing Company to the Beneficiary Company, it being specified that in each case, the amounts thus received shall be reimbursed to the Beneficiary Company within ten (10) Business Days following their receipt by the Contributing Company.

In addition, the assets and liabilities contributed will be valued at their net book value on December 31, 2020.

9.2	Contributed assets

On the basis of the annual financial statements as at December 31, 2020, the assets contributed pursuant to this Contribution Agreement amount to:

	Valeur brute (€) / Gross value (€)	Amortissements & Provisions (€) / Depreciation & Provision(€)	Valeur nette (€) / Net book value (€)
Actif immobilisé
Fixed assets
- Immobilisations incorporelles / Intangible assets	10 440 879 €	4 260 249 €	6 180 630 €
- Immobilisations corporelles / Property, plant and equipment	6 946 558 €	2 903 022 €	4 043 536 €
Immobilisations financières / Financial assets	99 121 190 €	/	99 121 190 €

Actif circulant et autres actifs /
Current and other assets
- Créances / Receivables	38 822 538 €	208 012 €	38 614 526 €
- Trésorerie / Cash at bank and in hand	72 871 658 €	/	72 871 658 €
- Autres actifs / other assets	15 749 296 €	/	15 749 296 €

Montant total des éléments d'actif apportés / Total amount of contributed assets	243 952 120 €	7 371 282 €	236 580 838 €

9.3	Eléments du passif pris en charge

Sur la base des comptes annuels au 31 décembre 2020, ces passifs s'élèvent à :

9.3	Contributed liabilities

On the basis of the annual financial statements as at December 31, 2020, these liabilities amount to:

Valeur nette (€) /
Net value (€)
- Provisions / Provisions	10 336 831
- Dettes financières / Financial debts	149 110 330 €
- Dettes fournisseurs / Trade creditors and related accounts	3 634 423 €
- Dettes fiscales et sociales / Tax and social security debts payable	12 010 568 €
- Produits constatés d’avances / Deferred income	37 563 004 €
- Autres dettes / Other payable	545 300 €
- Ecarts de conversion passif / Conversion rate	1 389 325 €

Montant total des éléments de passif pris en charge / Total amount of assumed liabilities	214 589 782 €

9.4	Engagements hors bilan

La Société Bénéficiaire bénéficiera des engagements reçus, le cas échéant, par la Société Apporteuse au titre des biens et droits transférés dans le cadre de l'Apport et se rapportant à la Branche d’Activité, et se substituera à la Société Apporteuse, et sera seule tenue dans la charge des engagements, sûretés ou garanties donnés par cette dernière au titre des biens et droits apportés.

9.5	Contrats

En outre, le bénéfice et la charge de l'exécution après la Date de Réalisation de tous les contrats auxquels la Société Apporteuse est partie seront transférés à la Société Bénéficiaire à compter de la Date de Réalisation.

En particulier, la Société Apporteuse transfèrera à la Société Bénéficiaire le contrat dénommé «  Indenture » conclu en date du 13 Septembre 2019 entre la Société Apporteuse, U.S. Bank National Association (en qualité de « Trustee » aux termes de l’Indenture) et Elavon Financial Services DAC (en qualité de « Conversion Agent », « Paying Agent », « Transfer Agent » et « Note Registrar » aux termes de l’Indenture), ledit transfert étant par ailleurs documenté aux termes d’un contrat dénommé «  First Supplemental Indenture » régi par le droit de l’Etat de New York à conclure entre la Société Apporteuse, la Société Bénéficiaire et le Trustee postérieurement à la réalisation de l’Offre Américaine et avec effet concomitamment à la réalisation de l’Apport, au résultat duquel et conformément aux stipulations de l’Indenture la Société Bénéficiaire, en qualité de « Successor Company » aux termes de l’Indenture, sera substituée dans l’ensemble des droits et obligations de la Société Apporteuse au titre de l’Indenture et des 1,75% Convertible Senior Notes dues au 1er septembre 2024 et émises par la Société Apporteuse en septembre 2019.

Une liste non exhaustive des principaux contrats transférés figure en Annexe 9.5.

9.4	Off-balance sheet commitments

The Beneficiary Company shall benefit from the commitments received, as the case may be, by the Contributing Company with respect to the assets and rights transferred in connection with the Contribution and relating to the Business Branch, and shall replace the Contributing Company and be solely liable for the commitments or guarantees given by the latter in respect of the assets and rights contributed.

9.5	Contracts

In addition, the benefit and the burden of performance, after the Completion Date, of all agreements to which the Contributing Company is a party, shall be transferred to the Beneficiary Company as of the Completion Date.

In particular, the Contributing Company shall transfer to the Beneficiary Company the agreement referred to as the "Indenture" dated as of September 13, 2019 between the Contributing Company, U.S. Bank National Association (as "Trustee" under the terms of the Indenture) and Elavon Financial Services DAC (as "Conversion Agent," "Paying Agent," "Transfer Agent" and "Note Registrar" under the terms of the Indenture), which transfer is further documented under a First Supplemental Indenture governed by New York law to be entered into between the Contributing Company, the Beneficiary Company and the Trustee subsequent to the completion of the U.S. Offer and effective concurrently with the completion of the Contribution, as a result of which and in accordance with the terms of the Indenture the Beneficiary Company, as Successor Company under the Indenture, will be substituted in all of the rights and obligations of the Contributing Company under the Indenture and the 1.75% Convertible Senior Notes due on September 1, 2024 and issued by the Contributing Company in September 2019.

A non-exhaustive list of main agreements transferred is set out in Schedule 9.5.

9.6       Participations

Les participations détenues directement par la Société Apporteuse dans les filiales listées en Annexe 9.6 seront transférées à la Date de Réalisation à la Société Bénéficiaire.

Les Parties conviennent de prendre toute mesure, y compris la signature de tout document, qui serait raisonnablement requise aux fins de la réalisation de toute formalité applicable en vertu du droit d'une juridiction autre que la France afin de permettre ou d'enregistrer le transfert (tel que prévu par le présent Traité d’Apport) des titres de toute filiale constituée en vertu des lois d'une telle juridiction.

9.7       Comptes bancaires

Les comptes bancaires dont la liste figure à l’Annexe 9.7 seront transférées à la Date de Réalisation à la Société Bénéficiaire.

9.8        Actif net apporté

Le montant de l'actif net apporté s'élève à :

9.6       Shareholdings

The shareholdings held directly by the Contributing Company in the subsidiaries listed in Schedule 9.6 will be transferred on the Completion Date to the Beneficiary Company.

The Parties agree to take such steps as they may agree, including executing any document, reasonably required for the purposes of any procedural formalities that apply under the law of a jurisdiction other than France in order to perfect or record the transfer (as provided for by this Contribution Agreement) of the shares in any subsidiary incorporated under the laws of such a jurisdiction.

9.7       Bank accounts

The bank accounts listed in Schedule 9.7 will be transferred on the Completion Date to the Beneficiary Company.

9.8        Net contributed assets

The net contributed assets is:

Valeur nette (€) /
Net book value (€)
Total des éléments d'actif apportés /
Total contributed assets	236 580 838 €
Total des éléments de passif pris en charge /
Total assumed liabilities	214 589 782 €
Actif net apporté /
Net contributed assets	21 991 056 €

10.	RÉMUNERATION DE L'APPORT ET PRIME D'APPORT

Les Parties conviennent que la rémunération de l'Apport sera déterminée conformément aux méthodes d'évaluation des Eléments Apportés et des actions de la Société Bénéficiaire à la Date de Réalisation telles que déterminées en Annexe 10.

10.	CONSIDERATION FOR THE CONTRIBUTION AND CONTRIBUTION PREMIUM

The Parties agree that the consideration for the Contribution shall be determined pursuant to the valuation method of the Contributed Assets and Liabilities and of the shares of the Beneficiary Company on the Completion Date, as determined in Schedule 10.

Les Parties sont donc convenues que la Société Bénéficiaire procédera, au bénéfice de la Société Apporteuse, à une augmentation de capital d'un montant nominal de 3 693 282 euros, par la création de 3 693 282 actions ordinaires nouvelles, d'une valeur nominale unitaire de 1 euro chacune.

Ces 3 693 282 actions nouvelles porteront, à la Date de Réalisation, jouissance courante et seront entièrement assimilées aux actions ordinaires déjà existantes, jouiront des mêmes droits, supporteront les mêmes charges et donneront droit à toute distribution mise en paiement à compter de leur émission.

La somme correspondant à la différence entre l'actif net apporté à la Date de Réalisation, soit 21 991 056 euros et le montant nominal de l'augmentation de capital de la Société Bénéficiaire devant être réalisée en rémunération de l'Apport, soit 3 693 282 euros à la Date de Réalisation, soit 18 297 774 euros, sera portée au crédit d’un compte « prime d’apport », étant précisé que la Société Bénéficiaire pourra prélever sur cette prime d’apport les sommes nécessaires à la dotation de la réserve légale ainsi qu’aux frais liés à l’Apport, le cas échéant.

La prime d’apport sur laquelle porteront les droits du ou des actionnaires de la Société Bénéficiaire sera inscrite au passif du bilan de la Société Bénéficiaire pour la totalité de son montant.

11.	CHARGES ET CONDITIONS

Le présent Traité d'Apport est conclu sous les charges et conditions suivantes que les Parties s'obligent à exécuter :

The Parties have therefore agreed that the Beneficiary Company shall increase its share capital to the benefit of the Contributing Company by a nominal amount of EUR 3,693,282, through the creation of 3,693,282 new ordinary shares with a par value of EUR 1 each.

These 3,693,282 new shares will carry, on the Completion Date, immediate dividend rights and will be fully assimilated to the existing ordinary shares, will enjoy the same rights, will bear the same liabilities and will be entitled to all distributions made in payment from the date of their issuance.

The sum corresponding to the difference between the net contributed assets estimated as of the Completion Date, i.e. EUR 21,991,056 and the nominal amount of the share capital increase of the Beneficiary Company to be carried out in consideration for the Contribution, i.e. EUR 3,693,282 as of the Completion Date, i.e. EUR 18,297,774 shall be credited to a "contribution premium" account, provided that the Beneficiary Company may deduct from this contribution premium the amounts necessary to fund the legal reserve and the expenses related to the Contribution, if any.

The contribution premium on which the rights of the shareholder(s) of the Beneficiary Company will be recorded as liabilities on the balance sheet of the Beneficiary Company’s for its full amount.

11.	CHARGES AND CONDITIONS

This Contribution Agreement is entered into under the following terms and conditions which the Parties undertake to perform:

11.1	Charges et conditions générales de la Société Bénéficiaire

La Société Bénéficiaire prendra les biens apportés par la Société Apporteuse dans l'état ou ils se trouveront à la Date de Réalisation, sans pouvoir exercer quelque recours que ce soit, pour quelque cause que ce soit, contre la Société Apporteuse.

L'Apport est consenti et accepté moyennant la prise en charge par la Société Bénéficiaire de l'intégralité des éléments du passif se rapportant à la Branche d’Activité.

11.2	Charges et conditions particulières de la Société Bénéficiaire

1.	La Société Bénéficiaire aura tous pouvoirs, dès la Date de Réalisation, notamment pour intenter toutes actions judiciaires ou assurer la défense dans toutes actions judiciaires, en lieu et place de la Société Apporteuse, relatives à la Branche d’Activité apportée. En outre, la Société Bénéficiaire sera substituée à la Société Apporteuse en qualité de défendeur ou de demandeur dans les litiges et actions judiciaires en cours et les menaces de litiges et actions judiciaires se rapportant aux éléments d'actif apportés ou au passif pris en charge dans le cadre de l'Apport et se rapportant à la Branche d’Activité.

2.	La Société Bénéficiaire exécutera, à compter de la Date de Réalisation, tous traités, marchés, garanties, conventions, engagements et contrats de toute nature liant la Société Apporteuse à des tiers au titre de la Branche d’Activité et sera subrogée purement et simplement dans les droits et obligations de la Société Apporteuse qui en résultent.

3.	La Société Bénéficiaire sera débitrice des créanciers de la Société Apporteuse au titre de la Branche d’Activité, en lieu et place de celle-ci, sans que cette substitution n'entraine novation à l'égard des créanciers.

11.1	Charges and general terms and conditions of the Beneficiary Company

The Beneficiary Company shall take the assets contributed by the Contributing Company in the state in which they are on the Completion Date, without being able to exercise any recourse whatsoever, for any reason whatsoever, against the Contributing Company.

The Contribution is granted and accepted subject to the assumption by the Company Beneficiary of all liabilities relating to the Business Branch.

11.2	Charges and special terms and conditions of the Beneficiary Company

1.	The Beneficiary Company shall have full powers, as of the Completion Date, in particular to initiate any legal proceedings or to defend in any legal proceedings, in lieu of the Contributing Company, relating to the contributed Business Branch. In addition, the Beneficiary Company shall be substituted for the Contributing Company as defendant or plaintiff in any pending or threatened litigation and legal actions relating to the assets or liabilities contributed in connection with the Contribution and relating to the Business Branch.

2.	As of the Completion Date, the Beneficiary Company shall perform all treaties, contracts, guarantees, agreements, commitments and contracts of any nature binding the Contributing Company to third parties in respect of the Business Branch and shall be purely and simply subrogated in the rights and obligations of the Contributing Company resulting therefrom.

3.	The Beneficiary Company shall be the debtor of the creditors of the Contributing Company in respect of the Business Branch in lieu of the Contributing Company, without this substitution entailing any novation with respect to the creditors.

4.	Salariés

Conformément à l'article L. 1224-1 du Code du travail, les contrats de travail de l'ensemble des salariés de la Société Apporteuse (les « Salariés Transférés ») seront transférés de plein droit à la Société Bénéficiaire à la Date de Réalisation, avec tous les droits individuels acquis en vertu de ces contrats. En outre, la Société Bénéficiaire procédera à la déclaration administrative nécessaire à l'emploi de salariés en contrat d'apprentissage. Enfin, concernant les stagiaires éventuels, un avenant à leur convention de stage leur sera proposé afin qu'ils puissent, s'ils le souhaitent et sous réserve de l'accord de l'organisme de formation qui a délivré la convention de stage (et qui signera ledit avenant), poursuivre leur stage.

La Société Bénéficiaire sera seule tenue au paiement de l'intégralité des sommes dues aux Salariés Transférés en application de dispositions légales, réglementaires, conventionnelles, contractuelles, et/ou relevant du statut collectif applicable aux Salariés Transférés, quand bien même ces sommes se rapporteraient à une période antérieure à la Date de la Réalisation.

En outre, à compter de la Date de Réalisation, la Société Bénéficiaire sera tenue de payer toutes les cotisations, contributions et charges de sécurité sociale, toutes les cotisations auprès des organismes de retraite ou toutes les cotisations, contributions et charges de toute nature auprès de tout autre organisme, dues au titre des contrats de travail des Salariés Transférés.

4.	Employees

Pursuant to Article L. 1224-1 of the French Labor Code, the employment contracts of all employees of the Contributing Company (the "Transferred Employees") shall be transferred by operation of law to the Beneficiary Company on the Completion Date, along with all the individual rights acquired by virtue of these contracts. In addition, the Beneficiary Company will make the required administrative declaration for the employment of employees under an apprenticeship contract. Finally, concerning the potential trainees, an amendment to their training agreement will be offered to them so that they can, if they wish and subject to the agreement of the training organization which issued the training agreement (and which will sign the said amendment), continue their training.

The Beneficiary Company shall be solely liable for the payment of all amounts owed to the Transferred Employees pursuant to legal, regulatory, contractual or other provisions, and/or pursuant to the collective status applicable to the Transferred Employees, even if such amounts relate to a period prior to the Completion Date.

In addition, as from the Completion Date, the Beneficiary Company shall be required to pay all social security contributions, fees and charges, all contributions to pension organizations or all contributions, fees and charges of any kind to any other organization, due under the employment contracts of the Transferred Employees.

La Société Bénéficiaire sera substituée à la Société Apporteuse pour l'application des dispositions relatives à la participation des salariés aux résultats de l'entreprise pour les droits des Salariés Transférés acquis à la Date de Réalisation de l’Apport. La Société Bénéficiaire s'engage à inscrire à son bilan, en tant que de besoin, la réserve spéciale de participation correspondant aux droits des Salariés Transférés.

12.       DÉCLARATIONS

La Société Apporteuse déclare que:

(i)	elle sera, à la Date de Réalisation, propriétaire de l'ensemble des éléments d’actif et de passif composant la Branche d’Activité apportée ;

(ii)	les éléments apportés ne seront, à la Date de Réalisation, grevés d'aucune inscription quelconque ni d'aucune sûreté, garantie, nantissement, ou autre droit au profit de tiers à l’exception de ceux figurant dans l’extrait des états et nantissements de la Société au 8 juin 2021, dont une copie figure en Annexe 12 et qu'il n'existe aucune contestation de la part de quiconque sur les droits de propriété sur ces éléments ni, à la connaissance de la Société Apporteuse, d'éléments laissant à présumer à ce jour l'existence d'une telle contestation ;

(iii)	elle n'a jamais été en état de liquidation ou de redressement judiciaire et n'a jamais fait l'objet d'une procédure de sauvegarde ou d'une procédure impliquant une suspension provisoire des poursuites, ni d'un règlement amiable, et d'une façon générale qu'elle a la pleine capacité pour la disposition de ses biens.

 The Beneficiary Company shall be substituted for the Contributing Company for the application of the provisions relating to employee profit-sharing for the rights of the Transferred Employees acquired on the Completion Date of the Contribution. The Beneficiary Company undertakes to record, as necessary, in its balance sheet, the special profit-sharing reserve corresponding to the rights of the Transferred Employees.

12.       DECLARATIONS

The Contributing Company represents that:

(i)	it shall, on the Completion Date, be the owner of all of the assets and liabilities composing the contributed Business Branch;

(ii)	the transferred elements shall not, at the Completion Date, be subject to any registration or to any security interest, guarantee, pledge or other right in favor of third parties with the exception of those listed in the statements and pledges of the Company extract as of June 8, 2021, a copy of which is attached in Annex 12 and that there is no dispute on the part of any person as to the ownership rights to these elements, nor, to the best of the Contributing Company's knowledge, is there anything to suggest that such a dispute exists at the present time;

(iii)	it has never been in bankruptcy and has never been subject to legal safeguard procedure (procedure de sauvegarde) involving a provisional stay of proceedings, or of an amicable settlement, and in general that it has full capacity for the disposition of its property.

13.       RÉGIME FISCAL

13.1       Impôt sur les sociétés

Au regard de l'impôt sur les sociétés, l'Apport prendra effet au 1er janvier 2021.

La Branche d’Activité constituant une branche complète et autonome d’activité au sens de l'article 210 B du Code général des impôts, les Parties déclarent placer l'opération d'Apport sous le régime fiscal de faveur des fusions prévu à l'article 210 A du Code général des impôts.

En conséquence, la Société Bénéficiaire s'engage à respecter l'ensemble des dispositions et prescriptions dudit article, et notamment à :

-	reprendre, d'une part, à son passif les provisions dont l'imposition est différée, et la réserve où ont été portées les provisions pour fluctuation des cours ;

-	se substituer à la Société Apporteuse, le cas échéant, pour la réintégration des résultats afférents aux éléments qui lui sont apportés et dont la prise en compte avait été différée pour l'imposition de cette dernière ;

-	calculer les plus-values réalisées ultérieurement à l'occasion de la cession des immobilisations non amortissables qui lui sont apportées d'après la valeur qu'avaient ces éléments, du point de vue fiscal, dans les écritures de la Société Apporteuse ;

-	réintégrer dans ses bénéfices imposables à l'impôt sur les sociétés, dans les conditions et délais fixés au d du 3. de l'article 210 A du Code général des impôts, les plus-values dégagées sur l'apport des biens amortissables, et en cas de cession ultérieure d'un de ces biens, constater l'imposition immédiate de la fraction de la plus-value afférente à ce bien qui n'aurait pas été encore réintégrée ; et

13.       TAX PROVISIONS

13.1       Corporate income tax

With respect to corporate income tax, the Contribution will take effect on January 1st, 2021.

As the Business Branch constitutes a complete and autonomous branch of business within the meaning of article Article 210 B of the French Tax Code, the Parties declare that they wish to carry out the Contribution under the favourable tax regime provided for by Article 210 A of the French Tax Code.

Accordingly, the Beneficiary Company undertakes to comply with all provisions and requirements of said article, and in particular to:

-	record in its accounts as liabilities the provisions for which taxation has been deferred, and the reserve to which the provisions for exchange rate fluctuations have been added;

-	replace the Contributing Company, if applicable, in recapturing the results relating to the elements contributed, for which taxation had been deferred at the level of the Contributing Company;

-	calculate the capital gains arising subsequently upon the disposal of the non-depreciable fixed assets contributed to it based on the value such assets had from a tax perspective in the books of the Contributing Company;

-	add back to its taxable profits subject to corporate income tax, under the conditions and within the deadlines set forth by article 210 A(3)(d) of the French Tax Code, the capital gains arising upon the transfer of the depreciable assets, and in case of subsequent sale of such assets, immediately tax the fraction of the capital gain related to such asset which would not have yet been added back; and

-	inscrire à son bilan les éléments apportés autres que les immobilisations pour la valeur qu'ils avaient, du point de vue fiscal, dans les écritures de la Société Apporteuse.

L'ensemble des apports étant transcrits sur la base de leur valeur comptable, la Société Bénéficiaire, conformément à la doctrine administrative BOFiP, BOI-IS-FUS-10-20-40-20-20181003 n°170, s'engage à reprendre à son bilan les écritures comptables de la Société Apporteuse en opérant la répartition entre la valeur d'origine, les amortissements et les provisions pour dépréciation et à continuer à calculer les dotations aux amortissements à partir de la valeur d'origine qu'avaient les biens en cause dans les écritures de la Société Apporteuse.

La Société Apporteuse calculera ultérieurement les plus-values de cession des titres Talend SAS émis en rémunération de l’Apport, par référence à la valeur que les biens apportés avaient, du point de vue fiscal, dans ses propres écritures.

Enfin, la Société Bénéficiaire et la Société Apporteuse s'engagent expressément à se conformer aux obligations déclaratives prévues à l’article 54 septies-I du Code général des impôts et à l’article 38 quindecies de l’annexe III au Code général des impôts et à tenir le registre spécial des plus-values dégagées sur des éléments d'actif non amortissables prévu par l'article 54 septies, II du Code général des impôts.

13.2       TVA

Les Parties entendent bénéficier, au titre de la présente opération d'Apport, du régime défini par l'article 257 bis du Code général des impôts aux termes duquel le transfert à titre onéreux ou à titre gratuit des éléments d'actifs d'une universalité totale ou partielle de biens échappe à la TVA.

-	to record in its balance sheet the assets contributed other than fixed assets for the value that they had, from a tax perspective, in the books of the Contributing Company.

As the contributions have been accounted based on their book value, the Beneficiary Company, in accordance with the French tax authorities guidelines BOFiP BOI-IS-FUS-10-20-40-20-20181003 no.170, undertakes to record in its balance sheet the accounting entries of the Contributing Company by apportioning between the original value, the depreciation and provisions for depreciation and to continue to calculate the depreciation allowances based on the original value of such assets in the accounts of the Contributing Company.

The Contributing Company shall calculate the capital gains arising subsequently upon the disposal of Talend SAS shares received in remuneration for the Contribution based on the value the contributed assets had from a tax perspective in its books.

Finally, the Beneficiary Company and the Contributing Company expressly undertake to comply with the filing obligations referred to in article 54 septies-I of the French Tax Code and in article 38 quindecies of appendix III to the French Tax Code and to keep the special register of capital gains generated on non-depreciable assets provided for in for in article 54 septies, II of the French Tax Code.

13.2       VAT

The Parties wish to carry out the Contribution under the regime provided for by Article 257 bis of the French Tax Code, according to which the transmission with or without consideration of a full or partial totality of assets is exempt from VAT.

La Société Bénéficiaire est réputée continuer la personne de la Société Apporteuse et en conséquence procèdera, le cas échéant, aux régularisations des droits à déduction prévues par les articles 206 et 207 de l'Annexe II au Code général des impôts.

La Société Apporteuse et la Société Bénéficiaire s'engagent en outre à mentionner le montant total hors taxes de la transmission sur leur déclaration de TVA souscrite au titre de la période au cours de laquelle l'Apport est réalisé, sur la ligne "Autres opérations imposables".

13.3	Droits d'enregistrement

Au regard des droits d'enregistrement, la Société Apporteuse et la Société Bénéficiaire déclarent que les éléments apportés portant sur une branche complète et autonome d'activité, elles entendent placer l'Apport sous le régime prévu à l'article 816 du CGI, sur renvoi des articles 817 et 817 A dudit Code et 301 E de l'annexe II dudit Code. En conséquence, le Traité d’Apport sera enregistré gratuitement.

Nonobstant ce qui précède et en tant que de besoin, les Parties indiquent qu'en l'absence d'application des dispositions ci-dessus, le passif pris en charge par la Société Bénéficiaire serait imputé en priorité sur les éléments d'actif suivants : en premier lieu sur les éléments ne relevant pas des droits d'enregistrement, à savoir le numéraire et les créances compris dans le périmètre de l'Apport ; puis sur les éléments entrant dans le champ d'application de la TVA ; puis, s'agissant du solde, sur les autres éléments d'actif apportés, en commençant par ceux supportant les droits d'enregistrement au taux le plus faible.

13.4.	Autres taxes

La Société Bénéficiaire s'engage à se substituer purement et simplement à la Société Apporteuse à l'égard de toutes les autres charges et obligations de nature fiscale afférentes à l’Apport dont la Société Apporteuse pourrait être redevable en France.

The Beneficiary Company is deemed to pursue the legal personality of the Contributing Company and consequently, carry out, as the case may be, the adjustments of tax deducted by the Contributing Company pursuant to articles 206 and 207 of Appendix II to the French Tax Code.

The Contributing Company and the Beneficiary Company undertake to mention on their respective VAT return to be filed with respect to the period during which the Contribution is completed the amount, exclusive of VAT of the totality of assets transferred, on the line "Other taxable transactions".

13.3	Registration duties

With regard to the registration rights, the Contributing Company and the Beneficiary Company declare that the contributed assets relate to a complete and autonomous branch of business and intend to place the Contribution under the regime set forth in article 816 of the French Tax Code, upon reference to articles 817 and 817 A of the said Code and 301 E of Appendix II of the said Code. Consequently, the Contribution Agreement shall be registered free of charge.

Notwithstanding the above and where necessary, the Parties indicate that, in the absence of application of the above provisions, the liabilities assumed by the Beneficiary Company would be allocated in priority to the following assets: in the first hand, on the elements that are not subject to registration duties, i.e. the cash and receivables included in the scope of the Contribution; then on the elements falling within the scope of VAT; then, regarding the balance, on the other assets contributed, starting with those bearing the registration duties with the lowest rate.

13.4.	Other taxes

The Beneficiary Company undertakes to assume all responsibilities of the Contributing Company in respect of all other tax charges and obligations in relation to the Contribution for which the Contributing Company may be liable in France.

14.	STIPULATIONS DIVERSES

14.1	Formalités de dépôt et de publicité - Pouvoirs

Les Parties accompliront dans les délais légaux toutes les formalités de dépôt et de publicité nécessaires ou consécutives à la réalisation des présentes et, d'une manière générale, toutes formalités nécessaires ou toute autre démarche utile à l'effet de régulariser la transmission à son profit des biens, droits et valeurs apportés par la Société Apporteuse ou pour rendre l'Apport opposable aux tiers.

La Société Apporteuse et la Société Bénéficiaire confèrent les pouvoirs les plus étendus au porteur d'un original, d'une copie certifiée conforme ou d'extraits certifiés conformes des présentes, à l'effet de poursuivre la réalisation définitive des opérations d'Apport et, en conséquence, d'établir tous actes confirmatifs, complémentaires ou rectificatifs qui s'avéreraient nécessaires, d'accomplir tous actes et toutes formalités utiles pour faciliter la transmission des biens, droits et valeurs apportés par la Société Apporteuse et, enfin, de remplir toutes formalités et faire toutes déclarations utiles et nécessaires et d'accomplir toutes formalités nécessaires (en ce compris les formalités fiscales).

14.	MISCELLANEOUS

14.1	Filing and publicity formalities - Powers of attorney

The Parties shall carry out all filing and publicity formalities necessary or subsequent to the completion hereof and, generally, any and all formalities necessary in order to formalize the transfer of the assets, rights and obligations contributed by the Contributing Company to its benefit or ensuring that the Contribution is enforceable against third parties.

The Contributing Company and the Beneficiary Company grant the widest powers to the holder of an original, a certified copy or a certified extract of this agreement for the purpose of or in relation to the final completion of the Contribution and, consequently, to prepare all confirmations, additions or alterations as may prove necessary, carry out all acts and formalities as may be useful to facilitate the contribution of the assets, rights and obligations by the Contributing Company and, finally, fulfil any and all formalities, make any useful and necessary declarations and comply with all relevant requirements (including those relating to taxation).

14.2	Remise de titres

La Société Apporteuse remettra à la Société Bénéficiaire, à la Date de Réalisation, tous documents relatifs aux biens et droits transférés.

14.3	Frais

Tous les frais, droits et honoraires relatifs à l'Apport seront pris en charge par la Société Bénéficiaire qui s'y oblige.

14.4	Affirmation de sincérité

Les Parties affirment expressément, sous les peines édictées par l’article 1837 du Code général des impôts, que le présent Traité d’Apport exprime l’intégralité de la valeur des biens apportés.

14.5	Election de Domicile

Pour l'exécution des présentes ainsi que pour tous actes, toutes notifications ou tous procès-verbaux qui en seront la suite ou la conséquence, les Parties élisent domicile en leur siège social respectif.

14.6	Droit Applicable

Le présent Traité d'Apport sera régi et interprété conformément au droit français.

14.7	Conflit ou interprétation

La version française du présent Traité d'Apport prévaudra.

14.8	Modifications

Les Parties pourront conjointement consentir à toute modification ou ajout au présent Traité d'Apport que le greffe du Tribunal de Commerce de Paris pourrait approuver ou imposer.

14.2	Delivery of title

The Contributing Company shall deliver to the Beneficiary Company, on the Completion Date any documents relating to the transferred assets and rights.

14.3	Costs

All costs, duties and fees relating to the Contribution shall be borne by the Beneficiary Company who undertakes to pay such costs, duties and fees.

14.4	Statement of sincerity

The Parties hereby expressly state, under the penalties provided for in Article 1837 of the French Tax Code, that this Contribution Agreement reflects the entirety of the value of the contributed assets.

14.5	Election of domicile

For the purpose of the execution hereof and of the deeds or minutes that shall follow or result herefrom, the Parties elect domicile at their respective registered offices.

14.6	Applicable law

This Contribution Agreement shall be governed by, and interpreted in accordance with, French law.

14.7       Conflict or Ambiguity

The French version of this Contribution Agreement shall prevail.

14.8       Amendments

The Parties may jointly consent to any modification of, or any addition to, this Contribution Agreement that the clerk of the Commercial Court of Paris may approve or impose.